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                                                                     EXHIBIT 2.1













                      AGREEMENT AND PLAN OF REORGANIZATION


                       among Silicon Valley Research, Inc.

                          QIC Acquisition Corporation,

                             Quality IC Corporation

                 and the Shareholders of Quality IC Corporation








                                 March 26, 1998



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                      AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into this 26th day of March 1998, by and among Silicon Valley Research, Inc., a California corporation ("SVR"), QIC Acquisition Corporation, a Texas corporation and wholly-owned subsidiary of SVR ("Sub"), Quality IC Corporation, a Texas corporation ("QIC"), and David R. Reebel and James O. Benouis as the holders of all of the outstanding capital stock of QIC (the "Shareholders").


                                    RECITALS

        A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub shall be merged with and into QIC, with QIC the surviving corporation (the "Merger"), pursuant to Articles of Merger substantially in the form attached hereto as Exhibit A (the "Articles of Merger") and the applicable provisions of the laws of the State of Texas. Upon the Merger, the shareholders shall be entitled to receive cash and shares of common stock, no par value, of SVR in accordance with Exhibit B (the "Merger Consideration Schedule").

        B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.


                                    AGREEMENT

        NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

        1. DEFINITIONS.

           1.1 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

           1.2 "Closing" and "Closing Date" shall have the meanings set forth in
Section 2.4.

           1.3 "Code" shall mean the Internal Revenue Code of 1986, as amended.

           1.4 "Commission" shall mean the Securities and Exchange Commission.

           1.5 "Confidential Information" shall mean that information of a party ("Disclosing Party") which is disclosed to another party ("Receiving Party") pursuant to this Agreement, in written form and marked "Confidential." If Confidential Information is initially disclosed orally, the Disclosing Party shall send a written summary of such information to the Receiving Party within forty (40) days of disclosure and mark such summary "Confidential."





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Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information.

           1.6 "Contaminant" shall mean, without limitation, any pollutants, residues, infectious materials, flammable, dangerous, toxic or hazardous substances, hazardous materials or waste of any description whatsoever, except for non-hazardous waste of the kind generated in the normal course of operations, including any of the foregoing as defined in or regulated under any Environmental Law, including but not limited to polychlorinated biphenyls, asbestos or asbestos containing materials, petroleum and petroleum containing materials.

           1.7 "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature, net of insurance recovery or reimbursement or tax benefits realized.

           1.8 "Effective Time" shall mean the time the Merger becomes effective as defined in Section 2.5.

           1.9 "Entity" shall mean corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

           1.10 "Environmental Activity" shall mean, without limitation, any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, recycling, stabilization, disposition, handling or transportation or its affirmative or accidental release into the natural environment including movement through or in the air, soil, subsoil, surface water or groundwater or any other activity, event or circumstance which is subject to any of the Environmental Laws including but not limited to noise, vibration, odor or similar nuisance.

           1.11 "Environmental Laws" shall mean laws relating to the environment or any Environmental Activity.

           1.12 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

           1.13 "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental





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authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

           1.14 "Key Employees" shall mean David R. Reebel and James O. Benouis.

           1.15 "Indemnification Period" shall mean the period commencing on the Closing Date and ending at the close of business on the first anniversary of the Closing Date.

           1.16 "Legal Proceeding" shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

           1.17 "Material" when capitalized and used in reference to the business, products or financial situation of QIC shall be construed, except as specifically provided, to qualify the matter referred to herein to matters with a value in excess of $100,000. For example, a "Material adverse effect" would be an adverse effect resulting in costs or expenses in excess of $100,000. When the word "material" is not capitalized it shall mean material with respect to the matter referenced. For example, a reference to a material breach of a particular agreement would mean a breach that is material with respect to the particular contract (and not necessarily with respect to the overall business of QIC or SVR).

           1.18 "Merger" shall mean the merger of Sub with and into QIC, on the terms and conditions described herein.

           1.19 "Person" shall mean any individual, Entity or Governmental Body.

           1.20 "Proprietary Asset" shall mean: (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (b) any right to use or exploit any of the foregoing including rights granted by third parties under license agreements.

           1.21 "QIC Shares" shall mean the shares of QIC common stock issued and outstanding at the Effective Time.

           1.22 "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants and advisors.





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           1.23 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

           1.24 "SVR Shares" shall mean the aggregate number of shares of SVR common stock issued in accordance with Section 2.2.

           1.25 "Tax" or "Taxes" shall mean all U.S. federal, territorial, state, municipal, local or other taxes, including without limitation income capital, sales and use taxes, value added and goods and services taxes, excise taxes, transfer and stamp taxes, custom duties and franchise taxes, real and personal property taxes and payroll taxes (including tax withholdings, employer health taxes, workers' compensation assessments and ERISA plans and unemployment insurance premiums, contributions and remittances and the U.S. equivalents thereof), and penalties, interest and surcharges in respect of any of the foregoing and all words derived from or including the word "Tax," such as "Taxing" and "Taxation" shall bear a corresponding meaning.

           1.26 "Transaction Documents" shall mean all documents or agreements required to be delivered by any party hereunder including the Articles of Merger.

        2. PLAN OF REORGANIZATION.

           2.1 THE MERGER. Subject to the terms and conditions of this Agreement, Sub shall be merged with and into QIC in accordance with the applicable provisions of the laws of the State of Texas and with the terms and conditions of this Agreement so that:

               (a) At the Effective Time, Sub shall be merged with and into QIC. As a result of the Merger, the separate corporate existence of Sub shall cease and QIC shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of QIC in accordance with the laws of the State of Texas.

               (b) The Articles of Incorporation of QIC and the Bylaws of Sub in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation after the Effective Time unless and until further amended as provided by law.

               (c) The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time. Such directors and officers shall hold their position until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of Surviving Corporation.

           2.2 CANCELLATION OF SHARES AND DELIVERY OF CONSIDERATION.





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               (a) At the Effective Time, each share of QIC capital stock, if any, that is owned directly or indirectly by QIC shall be canceled and no cash or other consideration shall be delivered in exchange therefor.

               (b) At the Effective Time, each QIC Share shall, by virtue of the Merger, and without further action on the part of any holder thereof, be converted into the right to receive such consideration as set forth on Exhibit B (the "Merger Consideration Schedule").

               (c) At the Effective Time, each share of capital stock of Sub outstanding immediately prior to the Merger shall, by virtue of the Merger, and without further action on the part of any holder thereof, continue to be issued and shall be converted into one share of QIC common stock outstanding after the Merger.

           2.3 EXCHANGE PROCEDURES.

               (a) Immediately after the Effective Time, each holder of a certificate or certificates (each a "Certificate" and collectively, the "Certificates") representing QIC Shares shall surrender such Certificate(s) to an officer of SVR designated for such purpose. Each Certificate which immediately before the Effective Time evidenced QIC Shares shall, from and after the Effective Time until such Certificate is surrendered to SVR or its transfer agent, be deemed, for all corporate purposes, to evidence the right to receive the consideration set forth on Exhibit B; provided, however, that no dividend or other distribution payable to the holder of such Certificate after the Effective Time shall be paid in respect of such Certificate until such Certificate is so surrendered by such holder.

               (b) At the Effective Time, SVR shall make available to each Shareholder such consideration as set forth on Exhibit B (the "Merger Consideration Schedule").

               (c) Notwithstanding anything to the contrary in this Section 2.3, no party hereto shall be liable to a holder of QIC Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (d) In the event any Certificates evidencing QIC Shares shall have been lost, stolen or destroyed, SVR shall issue in exchange for such lost, stolen or destroyed certificates, the cash amount otherwise issuable under
Section 2.2 upon the making of an affidavit of that fact by the holder thereof, provided, however, SVR may, in its discretion and as a condition precedent to the issue thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify SVR against any claim that may be made against SVR with respect to the Certificate alleged to have been lost, stolen or destroyed.

           2.4 THE CLOSING. Subject to termination of this Agreement as provided in Section 12 below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 100 Congress Avenue, Suite





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1440, Austin, Texas, 78701 at 10:00 a.m. local time on March 31, 1998, or such other place, time and date as SVR, QIC and the Shareholders may mutually select (the "Closing Date").

           2.5 EFFECTIVE TIME. Simultaneously with the Closing, the Articles of Merger shall be filed in the office of the Secretary of State of the State of Texas. The Merger shall become effective immediately upon the filing of the Articles of Merger with such office (the "Effective Time").

        3. REPRESENTATIONS AND WARRANTIES OF QIC AND THE SHAREHOLDERS. Except as otherwise set forth in the "QIC Disclosure Schedule" to be provided to SVR on or before the Closing Date, QIC and the Shareholders jointly and severally represent and warrant to SVR as set forth below. No fact or circumstance disclosed to SVR by QIC or the Shareholders shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the QIC Disclosure Schedule.

           3.1 ORGANIZATION. QIC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power and authority to carry on its business as it is now being conducted and as it is proposed to be conducted. QIC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary. The QIC Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of QIC and a true and complete list of all jurisdictions in which QIC maintains any employees. The QIC Disclosure Schedule contains a true and complete list of all jurisdictions in which QIC is duly qualified to transact business as a foreign corporation. True and complete copies of QIC's charter documents as in effect on the date hereof and as to be in effect immediately prior to the Closing, have been provided to SVR or its Representatives.

           3.2 CAPITALIZATION.

               (a) The authorized capital stock of QIC as of the date of this Agreement consists of no shares of QIC preferred stock and One Thousand (1,000) shares of QIC common stock; and, as of the date of this Agreement, no shares of QIC preferred stock and One Thousand (1,000) shares of QIC common stock are issued and outstanding and held of record by QIC's Shareholders as set forth and identified in Exhibit B.

               (b) Except as set forth in Section 3.2(b) of the QIC Disclosure Schedule, there are no outstanding options, warrants, rights, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of QIC other than as contemplated by this Agreement. There are no voting trust, buy-sell or other similar agreements in place among the Shareholders and QIC.





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               (c) All of the outstanding securities of QIC have been duly authorized and are validly issued, fully paid and nonassessable. All securities of QIC were issued in compliance with applicable securities laws. None of QIC's outstanding securities were issued in consideration in whole or in part for any contribution, transfer, assignment or any proprietary rights.

               (d) The Shareholders have good and valid title to the QIC Shares, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, hypothecations, encumbrances, restrictions or demands of any kind.

           3.3 POWER, AUTHORITY AND VALIDITY. QIC has the corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of QIC, and no other corporate proceedings are necessary to authorize this Agreement or the other Transaction Documents. QIC is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated in a material manner by or in material conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. This Agreement is, and each of the other Transaction Documents to which QIC will be a party, when executed and delivered by QIC shall be, the valid and binding obligation of QIC enforceable in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

           3.4 FINANCIAL STATEMENTS.

               (a) Attached hereto as Schedule 3.4(a) of the QIC Disclosure Schedule are the following: (i) QIC's unaudited consolidated balance sheet and consolidated statements of income, shareholder's equity and changes in financial condition for the fiscal years ended December 31, 1996 and 1997 and (ii) QIC's consolidated unaudited balance sheet dated as of March 13, 1998 (the "QIC Balance Sheet") and consolidated statements of income, shareholders' equity and changes in financial position for the period then ended (the financial statements described in clauses (i) and (ii) collectively, the "QIC Financial Statements").

               (b) The QIC Financial Statements are complete and in accordance with the books and records of QIC and present fairly in all material respects the financial position of QIC as of their historical dates. Except and to the extent reflected or reserved against in the QIC Balance Sheet, QIC does not have, as of the date of such balance sheet, any Material liabilities or obligations either individually or in the aggregate (absolute or contingent) of a nature required or customarily reflected in a balance sheet (or the notes thereto). The aggregate reserves, if any, reflected on the QIC Financial Statements are adequate in light of the contingencies with respect to which they are made.





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               (c) QIC does not have any Material debt, liability, or obligation either individually or in the aggregate of any nature, whether accrued, absolute or contingent that is not reflected or reserved against in the QIC Financial Statements or that is not disclosed in the QIC Disclosure Schedule, except that QIC has not established any reserves with respect to the costs and fees associated with this Agreement and the transactions contemplated hereby. All debts, liabilities, and obligations incurred after the date of the QIC Financial Statements, whether absolute or contingent, were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

           3.5 TAX MATTERS.

               (a) QIC has fully and timely, properly and accurately filed all Tax returns and reports required to be filed by it (the "QIC Returns") in all material respects, including all federal, foreign, state and local returns and reports for all years and periods for which any such returns or reports were due. The QIC Returns and all other Tax returns and reports filed by QIC were prepared in all material respects in the manner required by applicable law. Except for any goods and services income Tax due upon the filing of the QIC Returns, all income, sales, use, occupation, property or other Taxes or assessments due from QIC has been paid, and there are no pending assessments, asserted deficiencies or claims for additional Taxes that have not been paid. The reserves for Taxes, if any, reflected on the QIC Financial Statements are adequate and there are no Tax liens on any property or assets of QIC. There have been no audits or examinations of any Tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or of any further Tax liability beyond that shown on the respective Tax reports or returns. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income Tax return or report for any period.

               (b) All Taxes which QIC has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

               (c) QIC is not a party to any tax-sharing agreement or similar arrangement with any other party.

               (d) At no time has QIC been included in the federal consolidated income Tax return of any affiliated group of corporations.

               (e) No payment which QIC is obliged to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section 280G of the Code.

               (f) QIC will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to





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Section 481(c) of the Code or any provision of the Tax laws of any jurisdiction requiring Tax adjustments as a result of a change in method of accounting implemented by QIC prior to the Closing Date for any Tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by QIC prior to the Closing Date with any taxing authority with regard to the Tax liability of QIC for any Tax period (or portion thereof) ending on or before the Closing Date.

               (g) QIC is not currently under any contractual obligation to pay to any Governmental Body any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

           3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 3.6 of the QIC Disclosure Schedule, from December 31, 1997, to the date of this Agreement, QIC has not:

               (a) suffered any Material adverse change in its financial condition or in the operations of its business, nor any Material Adverse Change in its balance sheet, including but not limited to cash distributions or material decreases in the net assets of QIC;

               (b) suffered any physical damage, destruction or loss, whether or not covered by insurance, in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000);

               (c) granted or agreed to make any increase in the compensation payable or to become payable by QIC to its officers or employees, except those occurring in the ordinary course of business;

               (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of QIC or declared any direct or indirect redemption, retirement, purchase or other acquisition by QIC of such shares;

               (e) issued any shares of capital stock of QIC or any warrants, rights, options or entered into any commitment relating to the shares of QIC;

               (f) made any change in the accounting methods or practices it followed, whether for general financial or Tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

               (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

               (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade





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secret or interest thereunder or other intangible asset except in the ordinary course of their business;

               (i) suffered any dispute involving any employee that would have a Material adverse effect on QIC;

               (j) engaged in any activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure), in either case, other than in the ordinary course of business;

               (k) incurred any liabilities, absolute or contingent except for
(i) liabilities identified as such in the "liabilities" column of the QIC Financial Statements; (ii) accounts payable or accrued salaries that have been incurred by QIC since December 31, 1997, in the ordinary course of business and consistent with QICis past practices; and (iii) liabilities in Section 3.6(k) of the QIC Disclosure Schedule;

               (l) permitted or allowed any of its material property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, other than any purchase money security interests incurred in the ordinary course of business;

               (m) made any capital expenditure or commitment for additions to property, plant or equipment, in the aggregate, in excess of One Hundred Thousand Dollars ($100,000);

               (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or shareholders or any Affiliate or associate of any of the foregoing;

               (o) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed in the QIC Disclosure Schedule;

               (p) agreed to take any action described in this Section 3.6 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

           3.7 TITLE AND RELATED MATTERS. QIC has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the QIC Financial Statements or acquired after the date of the QIC Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the QIC Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current Taxes not yet due and payable and except for liens which in the aggregate do not secure more than One Hundred Thousand Dollars ($100,000) in liabilities. Except as noted in Section 3.7 of the QIC Disclosure Schedule, the equipment of QIC used in the operation of its business is in good





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operating condition and repair, normal wear and tear excepted. All real or personal property leases to which QIC is a party are valid, binding, enforceable and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. There is not under any of such leases any existing material default by QIC or, any other event of default or event which, with notice or lapse of time or both, would constitute a material default by any other party to such leases. Section 3.7 of the QIC Disclosure Schedule contains a description of all real and personal property leased or owned by QIC, describing its interest in said property and with respect to real property a description of each parcel and a summary description of the buildings, structures and improvements thereon. True and correct copies of QIC's leases have been provided to SVR or its Representatives.

           3.8 PROPRIETARY RIGHTS AND WARRANTY CLAIMS.

               (a) Section 3.8(a)(i) of the Disclosure Schedule sets forth, with respect to each Proprietary Asset owned or used by QIC (each a "QIC Proprietary Asset" and collectively, the "QIC Proprietary Assets") registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such QIC Proprietary Asset, and
(ii) the names of the jurisdictions covered by the applicable registration or application. Section 3.8(a)(ii) of the QIC Disclosure Schedule identifies and provides a brief description of all other QIC Proprietary Assets. Section 3.8(a)(iii) of the QIC Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to QIC by any Person (except for any Proprietary Asset that is licensed to QIC under any third party software license generally available to the public at a cost of less than One Thousand Dollars ($1,000)), and identifies the license agreement under which such Proprietary Asset is being licensed to QIC. Except as set forth in Section 3.8(a)(iv) of the QIC Disclosure Schedule, QIC has good, valid and marketable title to all QIC Proprietary Assets identified in Sections 3.8(a)(i) and 3.8(a)(ii) of the QIC Disclosure Schedule, free and clear of all liens and other encumbrances and of all third party licensed technology, and has a valid right to use all Proprietary Assets identified in Section 3.8(a)(iii) of the QIC Disclosure Schedule. Except as set forth in Section 3.8(a)(v) of the QIC Disclosure Schedule, QIC is not obligated to make any payment to any Person for the use of any Proprietary Asset. Except as set forth in Section 3.8(a)(vi) of the QIC Disclosure Schedule, QIC has not developed jointly with any other Person any Proprietary Asset with respect to which such other Person has any rights.

               (b) Except as set forth in Section 3.8(b) of the QIC Disclosure Schedule, QIC has taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and secrecy of all QIC Proprietary Assets (except QIC Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all QIC Proprietary Assets. Except as set forth in the QIC Disclosure Schedule, QIC has not (other than pursuant to license agreements identified in Section 3.8(b) of the QIC Disclosure Schedule) disclosed or delivered to any Person, or permitted the





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disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any QIC Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any QIC Proprietary Asset.

               (c) QIC is not infringing, misappropriating or making any unlawful use of, and QIC has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other person ("Third Party Proprietary Asset"). No other person is infringing, misappropriating or making any unlawful use of, and no Third Party Proprietary Asset owned or used by any other person infringes or conflicts with, any QIC Proprietary Asset.

               (d) Except as set forth in Section 3.8(d) of the QIC Disclosure
Schedule: (i) each QIC Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of QIC; and (ii) there has not been any claim made against QIC by any customer or other person alleging that any QIC Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by QIC to any person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of QIC, and there is no basis for any such claim.

               (e) QIC's Proprietary Assets constitute all the proprietary assets necessary to enable QIC to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Section 3.8(e) of the QIC Disclosure Schedule, (i) QIC has not licensed any of the QIC Proprietary Assets to any person on an exclusive basis, and (ii) QIC has not entered into any covenant not to compete or contract limiting its ability to exploit fully any of the QIC Proprietary Assets or to transact business in any market or geographical area or with any person.

               (f) Except as set forth in Section 3.8(f) of the QIC Disclosure Schedule, (i) all current and former employees of QIC have executed and delivered to QIC an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of [Confidential Information and Invention Assignment Agreement] previously delivered to SVR, and (ii) all current and former consultants and independent contractors to QIC have executed and delivered to QIC an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of [Consultant Confidential Information and Invention Assignment Agreement] previously delivered to SVR.

           3.9 EMPLOYEE BENEFIT PLANS. QIC does not maintain, or is obligated to contribute to, any defined benefit pension plan or any employee benefit plan that is subject to either Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") or the minimum funding standards of ERISA or the Code. Each bonus, incentive, deferred compensation, pension, profit-sharing, retirement, vacation, severance pay, stock purchase, stock option, group insurance and other employee benefit or fringe benefit plans, whether formal or informal (whether written or not), maintained by QIC conforms in all material respects, to all applicable requirements, if any, of ERISA. Section 3.9 of the QIC Disclosure Schedule lists and describes all such plans.

           3.10 BANK ACCOUNTS AND RECEIVABLES. Section 3.10 of the QIC Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which QIC maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom. Section 3.10 of the QIC Disclosure Schedule sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable, and other receivables of QIC as of December 31, 1997. Except as set forth on the QIC Disclosure Schedule all existing accounts receivable of QIC (including those accounts receivable reflected on the QIC Financial Statements that have not yet been collected and those accounts receivable that have arisen since December 31, 1997 and have not yet been collected) (i) represent valid obligations of customers of QIC arising from bona fide transactions entered into in the ordinary course of business,
(ii) are current and will be collected in full when due, without any counterclaim or setoff (net of an allowance for doubtful accounts not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate).

           3.11 CONTRACTS.

                (a) Section 3.11(a) the QIC Disclosure Schedule identifies each document or instrument to which QIC is a party and that relates to the acquisition, transfer, use, development, sharing or licensing of any technology or QIC Proprietary Asset.

                (b) Except as set forth in Section 3.11(b) the QIC Disclosure Schedule,

                    (i) QIC has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to QIC of more than One Hundred Thousand Dollars ($100,000) over the life of any such agreement, contract or commitment.

                    (ii) QIC has no purchase agreement, contract or commitment that calls for fixed and/or contingent payments by QIC that are in excess of the normal, ordinary and usual requirements of QIC's business.

                    (iii) There is no outstanding sales contract, commitment or proposal (including, without limitation, development projects) of QIC that QIC currently expects (or reasonably should expect) to result in any loss to QIC upon completion or performance thereof.

                    (iv) QIC has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than ninety (90) days and without liability, penalty or premium.

                    (v) QIC is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

                    (vi) QIC has not guaranteed any obligations of other persons, including each other, or made any agreements to acquire or guarantee any obligations of other persons, including each other.

                    (vii) QIC does not have any outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by QIC of any sum not reflected in the QIC Financial Statements.


                    (viii) All material contracts, agreements and instruments listed in the QIC Disclosure Schedule pursuant to Section 3.11 (a) and (b) (the "QIC Material Contracts") are valid, binding, in full force and effect, and enforceable by QIC in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No party to any QIC Material Contract intends to cancel, withdraw, modify or amend such contract.

                (c) QIC has delivered to SVR accurate and complete copies of all written QIC Material Contracts, including all amendments thereto. QIC has not entered into any material oral contracts.

                (d) Except as set forth in Section 3.11(d) of the QIC Disclosure
Schedule:

                    (i) QIC has not violated or breached, or committed any default under, any QIC Material Contract, and no other person has violated or breached, or committed any default under, any QIC Material Contract;

                    (ii) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any QIC Material Contract, (B) give any person the right to declare default or exercise any remedy under any QIC Material Contract, (C) give any person the right to accelerate the maturity or performance of any QIC Material Contract; or
(D) give any person the right to cancel, terminate or modify any QIC Material Contract;

                    (iii) There are no unresolved claims between QIC and any of its principal licensors, vendors, suppliers, distributors, representatives or customers and none of such persons has advised QIC of its intention to cease doing business with QIC, or with SVR following the Closing Date, whether as a result of the transactions contemplated hereunder.

           3.12 COMPLIANCE WITH LAW. QIC is in compliance in all material respects with all applicable laws and regulations. All licenses, franchises, permits and other governmental authorizations held by QIC and which are material to its business are valid and sufficient in all respects for the businesses presently carried on by QIC.

           3.13 LABOR DIFFICULTIES; NO DISCRIMINATION.

                (a) QIC is not engaged in any unfair labor practice or is in violation of any applicable laws respecting employment and employment practices, health and safety, human rights, terms and conditions of employment, and wages and hours.

                (b) There is no unfair labor practice complaint against QIC actually pending or threatened before a labor relations board.

                (c) There is and has not been any claim made against QIC based on actual or alleged wrongful termination or on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor is there any basis for any such claim.

                (d) QIC is not aware of any QIC employee who intends to terminate his or her employment with QIC as a result of the Merger or otherwise.

           3.14 INSIDER TRANSACTIONS. No Affiliate of QIC has any interest in
(i) any equipment or other property, real or personal, tangible or intangible, including, without limitation, any QIC Proprietary Asset, used in connection with or pertaining to the businesses of QIC, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of QIC; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than one percent (1%) of the outstanding stock or debt securities of any publicly-held company whose stock or debt securities are traded on a recognized U.S. stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

           3.15 EMPLOYEES, INDEPENDENT CONTRACTORS AND CONSULTANTS. Section 3.15 of the QIC Disclosure Schedule lists and describes all currently effective written and oral consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which QIC is a party. True and correct copies of all such written agreements have been provided to SVR or its Representatives. All salaries and wages paid by QIC are in compliance in all respects with applicable federal, state and local laws. Section 3.15 of the QIC Disclosure Schedule lists the names of all persons currently employed by QIC as well as the salaries and other compensation arrangements (bonus, deferred compensation, etc.) and the accrued vacation time for each such person.

           3.16 INSURANCE. Section 3.16 of the QIC Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance held by QIC. QIC has done nothing, either by way of action or inaction, that might invalidate such insurance policies in whole or in part.

           3.17 LITIGATION. Except as set forth in Section 3.17 of the QIC Disclosure Schedule, there is no suit, action or proceeding which has been served upon or threatened against QIC (nor is there any reasonable basis therefor), in each case other than immaterial matters, or which questions or challenges the validity of this Agreement or the Transaction Documents. Except as set forth in Section 3.17 of the QIC Disclosure Schedule, there is no judgment, decree, injunction, or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against QIC.

           3.18 SUBSIDIARIES. Except as set forth in Section 3.18 of the QIC Disclosure Schedule, QIC has no subsidiaries. Except as set forth in Section
3.18 of the QIC Disclosure Schedule, QIC does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and QIC does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

           3.19 COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS. QIC has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws applicable to QIC and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. Except as set forth in Section 3.19 of the QIC Disclosure Schedule, QIC is in material compliance with all terms and conditions of the required permits, licenses and authorizations. Except as set forth in Section
3.19 of the QIC Disclosure Schedule, QIC is not aware of, nor has QIC received written notice of, any conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to QIC, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

Except as disclosed in Section 3.19 of the QIC Disclosure Schedule,

                (a) No Environmental Activity has occurred in the business of QIC or on or in relation to any premises currently or formerly used by QIC which may cause QIC to incur expenses or costs for the elimination, neutralization or amelioration of the results of the Environmental Activity or become liable for compensation to any third party.

                (b) QIC has held its assets, occupied its respective premises, operated its respective businesses and conducted all other activities in compliance with all Environmental Laws. QIC has not received any notice of non-compliance with Environmental Laws from any person or governmental authority and QIC does not know of any facts which could give rise to any such notice.

                (c) There are no underground storage tanks or surface impoundments at, on, or under premises formerly or currently used by QIC.

                (d) QIC has maintained all environmental and operating documents and records substantially in the manner and for the time periods required by any Environmental Laws. Section 3.19 of the QIC Disclosure Schedule lists each Environmental Audit conducted with respect to QIC or its premises while occupied by either of them. An "Environmental Audit" shall mean any evaluation, inspection, assessment, study or test performed at the request of or on behalf of a governmental authority, including but not limited to, a public liaison committee, as well as a self-evaluation, whether or not required by Environmental Law.

           3.20 CORPORATE DOCUMENTS. QIC has furnished to SVR for its examination: (i) copies of its charter documents; (ii) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (iii) all material permits, orders, and consents issued by any regulatory agency with respect to QIC, or any securities of QIC, and all applications for such permits, orders, and consents; and (iv) the stock transfer books of QIC setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of QIC are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance in all material respects with the laws of the applicable jurisdiction.

           3.21 NO BROKERS. Neither QIC nor any Shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

           3.22 ACCURACY OF DOCUMENTS AND INFORMATION. The copies of all instruments, agreements, other documents and written information set forth as, or referenced in, the schedules or exhibits to this Agreement or specifically required to be furnished pursuant to this Agreement to SVR by QIC are complete and correct in all material respects. No representations or warranties made by QIC and the Shareholders in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit furnished directly to SVR pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading. There is no fact which materially and adversely affects QIC known to QIC which has not been expressly and fully set forth in this Agreement or the schedules and exhibits hereto.

        4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder hereby jointly and severally represents and warrants to SVR as follows:

           4.1 SHAREHOLDER'S OWN ACCOUNT. The SVR Shares are being acquired for each Shareholder's own account for investment purposes only and not with a view to, or for resale in connection with any distribution or public offering thereof within the meaning of the Securities Act.

           4.2 NO REGISTRATION; ECONOMIC RISK. Each Shareholder understands that the SVR Shares have not been registered under the Securities Act or any other securities law or regulation, that the SVR Shares must be held by each Shareholder indefinitely, and that each Shareholder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration thereunder. Each Shareholder further understands that the SVR Shares have not been qualified under the General Corporation Law of the State of California (the "California Law") by reason of their issuance in a transaction exempt from the qualification requirements of the California Law.

           4.3 ACCESS TO SVR RECORDS. During the negotiation of the transactions contemplated herein, each Shareholder and its counsel have been afforded full access to the corporate books, records, documents, and other information concerning SVR and have been afforded an opportunity to ask such questions of SVR's officers and representatives concerning SVR's business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein.

           4.4 KNOWLEDGE AND EXPERIENCE. Each Shareholder has such knowledge and experience in financial and business matters that each Shareholder is capable of evaluating the merits and risks of the acquisition of the SVR Shares pursuant to the terms of this Agreement.

           4.5 SHAREHOLDER AUTHORITY. Each Shareholder has the full right, power and authority to enter into and perform such Shareholder's obligations under this Agreement. This Agreement is, and each of the other Transaction Documents to which each Shareholder will be a party, when executed and delivered by such Shareholder, shall be, a valid and binding obligation of each Shareholder enforceable in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies.

           4.6 LEGEND. Each certificate representing the SVR Shares to be issued in accordance with Exhibit B shall be endorsed with the following legend:

           "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

        5. REPRESENTATIONS AND WARRANTIES OF SVR AND SUB. SVR represents and warrants to QIC and the Shareholders as set forth below.

           5.1 ORGANIZATION. SVR and Sub are corporations duly organized, validly existing and in good standing under the laws of their jurisdictions and have corporate power and authority to carry on their businesses as they are now being conducted and as they are proposed to be conducted.

           5.2 POWER, AUTHORITY AND VALIDITY. SVR and Sub have the corporate power and authority to enter into this Agreement and other Transaction Documents to which they are a party and to carry out their obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of SVR and Sub, and no other corporate proceedings are necessary to authorize this Agreement or the other Transaction Documents. SVR and Sub are not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit or subject to any order or decree, which would be breached or violated in a material manner by or in material conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. This Agreement is, and the other Transaction Documents to which SVR and Sub are a party, when executed and delivered by SVR and Sub shall be, the valid and binding obligations of SVR and Sub, enforceable in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

           5.3 NO BROKERS. Neither SVR nor Sub is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

           5.4 ACCURACY OF DOCUMENTS AND INFORMATION. No representations or warranties made by SVR or Sub in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit furnished directly to QIC pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading.

        6. COVENANTS OF QIC AND THE SHAREHOLDERS.

           6.1 ADVICE OF CHANGES. QIC will promptly advise SVR in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of QIC contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in QIC's business, taken as a whole.

           6.2 CONDUCT OF BUSINESS. Until the Closing, QIC will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of SVR:

               (a) borrow any money which borrowings exceed in the aggregate One Hundred Thousand Dollars ($100,000);

               (b) incur any liability other than in the ordinary and usual course of business or in connection with the performance or consummation of this Agreement;

               (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business;

               (d) dispose of any of its assets, except inventory in the regular and ordinary course of business;

               (e) enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business;

               (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

               (g) pay any bonus, increased salary, or special remuneration to any officer or employee, including any amounts for accrued but unpaid salary or bonuses;

               (h) adopt or change any accounting methods;

               (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock;

               (j) amend or terminate any Material contract, agreement or license to which it is a party except in the ordinary course of business;

               (k) enter into any Material contract;

               (l) loan any Material amount to any person or entity, or guaranty or act as a surety for any obligation;

               (m) waive or release any Material right or claim, except in the ordinary course of business;

               (n) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock or amend the terms of any agreement regarding the foregoing;

               (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

               (p) merge, consolidate or reorganize with any entity;

               (q) amend its Articles of Incorporation or Bylaws;

               (r) make or change any election, change any annual accounting period, file any tax return or amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to QIC, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to QIC, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax liability of QIC or SVR; or

               (s) agree to do any of the things described in the preceding clauses of this Section 6.2.

           6.3 RISK OF LOSS. Until the Closing and subject to the confidentiality and nonuse provisions hereof, all risk of loss, damage or destruction to QIC's assets shall be borne by QIC, and the Merger terms described in Section 2 shall, in case of any such loss, damage or destruction, be revised as the parties may agree, or this Agreement shall be terminated in accordance with Section 12.

           6.4 ACCESS TO INFORMATION. Until the Closing and subject to the confidentiality and nonuse provisions hereof, QIC shall allow SVR and its Representatives free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, QIC shall cause its accountants to cooperate with SVR and its Representatives in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

           6.5 REGULATORY APPROVALS. Prior to the Closing, QIC shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any Governmental Body, federal, state or local, which may be reasonably required, or which SVR may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement QIC shall use its best efforts to obtain all such authorizations, approvals and consents.

           6.6 SATISFACTION OF CONDITIONS PRECEDENT. QIC will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 11, and QIC will use its best efforts to cause the transactions contemplated by this Agreement to be consummated on or before March 31, 1998, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

           6.7 EMPLOYMENT ARRANGEMENTS.

               (a) At Closing, the Key Employees shall each enter into a non-compete, non-solicitation and non-disclosure agreement with SVR and QIC with a term of two (2) years from the Closing Date, substantially in the form attached to this Agreement as Exhibit C ("Noncompete and Nonsolicitation Agreement") and such other terms as are mutually agreeable to SVR and such employees.

               (b) Prior to the Closing, any obligation of QIC to issue stock, warrants or options which have been offered or promised shall have been fulfilled to the mutual satisfaction of SVR and QIC.

           6.8 SALE OF SVR SHARES BY THE SHAREHOLDERS. The Shareholders agree not to sell any more than 50% of the SVR Shares issued to the Shareholders at Closing before the first anniversary of the Closing Date.

        7. COVENANTS OF SVR AND SUB.

           7.1 ADVICE OF CHANGES. SVR and Sub will promptly advise QIC in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of SVR or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

           7.2 REGULATORY APPROVALS. Prior to the Closing, SVR and Sub shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state or local, which may be reasonably required, or which QIC may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Such persons and entities shall use their best efforts to obtain all such authorizations, approvals and consents.

           7.3 SATISFACTION OF CONDITIONS PRECEDENT. SVR will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 10, and SVR will use its best efforts to cause the transactions contemplated by this Agreement to be consummated on or before March 31, 1998, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

           7.4 REGISTRATION RIGHTS. SVR will use its best efforts to file a registration statement for the SVR Shares issued to the Shareholders within one hundred twenty (120) days of the Closing Date.

           7.5 NASDAQ LISTING. Upon official notice of issuance, SVR agrees to authorize for listing on the Nasdaq National Market upon registration with the Commission the SVR Shares issuable in connection with the Merger or upon exercise of SVR options granted in connection with the Merger.

           7.6 ISSUANCE OF OPTIONS. SVR shall issue options to purchase up to an aggregate of 500,000 shares of its common stock to QIC employees in accordance with SVR's standard practices of issuing options to SVR employees.

           7.7 CASH CONSIDERATION TO BE PAID SUBSEQUENT TO CLOSING. SVR shall pay the cash consideration to be paid to each Shareholder subsequent to Closing as provided for on Exhibit B provided that such Shareholder remains an employee of SVR or the Surviving Corporation at the time of such payment.

        8. MUTUAL COVENANTS.

           8.1 CONFIDENTIALITY. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party (as defined in Section 1.5 ) shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party's (as defined in Section 1.5 ) Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and permitted sublicensees who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person's employer which protects the Confidential Information of the Disclosing Party. The Receiving Party shall promptly give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information, which remedies shall include injunctive relief without the necessity of posting a bond or proving damages. These obligations shall not apply to the extent that Confidential Information includes information which:

               (a) is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving;

               (b) is, or, through no act or failure to act of the Receiving Party, becomes publicly known;

               (c) is received by the Receiving Party from a third party without restriction on disclosure;

               (d) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving;

               (e) is approved for release by written authorization of the Disclosing Party; or

               (f) is required to be disclosed by a government agency to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

           8.2 EXCLUSIVITY. Until the earlier of the Closing Date and April 30, 1998, QIC agrees that it will not (and that it will use best efforts to assure that its employees, agents and affiliates do not on its behalf) discuss or enter into any agreement concerning the sale or acquisition of QIC, its stock (including by means of any public offering thereof, but excluding issuance of stock and options to employees in the ordinary course of business consistent with past practices) or a substantial part of its assets with any party other than SVR, and that any such discussions presently in progress will be terminated or suspended during that period. QIC represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and agrees to indemnify SVR, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of the Merger.

           8.3 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

           8.4 TAX-FREE ORGANIZATION. Each party shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of
Section 368(a) of the Code.

        9. THE CLOSING.

           9.1 MERGER.

               (a) On the date of the Closing, but not prior to the Closing, the Articles of Merger shall be filed with the office of the Secretary of State of the State of Texas and the merger of Sub with and into QIC shall be consummated.

               (b) At the Closing, SVR shall deliver to the Shareholders such consideration as set forth on Exhibit B.

           9.2 ADDITIONAL DOCUMENTS.

               (a) At any time and from time to time at or after the Closing, the parties shall at the request of the other party execute and deliver or cause to be executed and delivered all such assignments, consents and other documents and take or cause to be taken all such other actions as either party may reasonably deem necessary or desirable, in order to more fully and effectively carry out the intents and purposes of this Agreement.

               (b) QIC shall execute and deliver to SVR a statement meeting the requirements of Treasury Regulation Section 1.897-2(h)(2) stating that interests in QIC are not United States real property interests.

        10. CONDITIONS TO QIC'S AND THE SHAREHOLDERS' OBLIGATIONS.

            QIC's and the Shareholders' obligations hereunder are subject to the fulfillment or satisfaction on and as of the Closing, of each of the following conditions (any one or more of which may be waived by QIC, but only in a writing signed by QIC):

            10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of SVR and Sub set forth in Section 5 shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing, and QIC shall receive a certificate to such effect from an executive officer of SVR.

            10.2 COVENANTS. SVR and Sub shall have performed and complied with all of their covenants contained in Sections 7 and 8 on or before the Closing, and SVR shall deliver to QIC a certificate executed by an executive officer at Closing stating that such condition has been satisfied.

            10.3 NO LITIGATION. No litigation or proceeding shall be threatened or pending against SVR and Sub with the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, and QIC shall receive a certificate to such effect signed by an executive officer of SVR.

            10.4 AUTHORIZATIONS. QIC shall have received from SVR and Sub written evidence that the execution, delivery and performance of SVR and Sub's obligations under this Agreement and the Articles of Merger have been duly and validly approved and authorized by the Board of Directors of SVR and Sub, respectively, and the shareholder of Sub.

            10.5 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the date of Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including, but not limited to, compliance with applicable state and federal securities laws.

            10.6 REGISTRATION RIGHTS AGREEMENT. SVR and the Shareholders shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit D.

            10.7 SHAREHOLDER APPROVAL. The Shareholders shall have unanimously approved this Agreement, the Merger and the transactions contemplated hereby and thereby.

        11. CONDITIONS TO SVR AND SUB'S OBLIGATIONS.

            SVR's and Sub's obligations hereunder are subject to the fulfillment or satisfaction on and as of the Closing, of each of the following conditions (any one or more of which may be waived by SVR, but only in a writing signed by SVR):

            11.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of QIC and the Shareholders contained in Sections 3 and 4 shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing and the conditions to SVR's and Sub's obligations set forth under Sections 11.1, 11.2, 11.3 and 11.4 shall have been satisfied. SVR shall receive a certificate to such effect from an executive officer of QIC.

            11.2 COVENANTS. QIC shall have performed and complied with all of its covenants contained in Sections 6 and 8 on or before the Closing.

            11.3 NO LITIGATION. On and as of the Closing, no litigation or proceeding shall be threatened or pending against QIC for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would have a material adverse effect on the business, liabilities, income, property, operations or prospects of QIC subsequent to the Closing.

            11.4 AUTHORIZATIONS. SVR shall have received from QIC written evidence that (i) the execution, delivery and performance of this Agreement and the Articles of Merger have been duly and validly approved and authorized by its Board of Directors and (ii) the Shareholders have unanimously approved this Agreement, the Merger and the transactions contemplated hereby and thereby.

            11.5 NO ADVERSE DEVELOPMENT. There shall be no order, decree, or ruling by any court or Governmental Body or threat thereof or any other fact or circumstance, which might prohibit or render illegal or have a Material adverse effect on the business, prospects, liabilities, income, property, assets or operations of QIC subsequent to the Closing. QIC shall not have sustained a loss, whether or not insured, by reason of physical damage caused by fire, flood or earthquake, accident or other calamity which materially affects the value of its assets or its ability to carry on its business as proposed to be conducted, and which, in the judgment of SVR, renders it inadvisable to proceed with the Closing. There shall have been no other event which, in the reasonable judgment of SVR, has a material and adverse effect on QIC's assets, business, liabilities, income, property, assets, prospects or operations subsequent to the Closing.

            11.6 REQUIRED CONSENTS. SVR shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by SVR's legal counsel to provide for the continuation in full force and effect of any and all contracts and leases of QIC.

            11.7 OPINION OF QIC'S COUNSEL. SVR shall have received from Krause & Associates, counsel to QIC, an opinion substantially in the form attached hereto as Exhibit F.

            11.8 NON-COMPETE AND NON-SOLICITATION AGREEMENTS. The non-compete and non-solicitation agreements specified in Section 6.7(a) shall have been executed by SVR, QIC and the Key Employees.

            11.9 EMPLOYMENT WITH SVR. SVR shall be reasonably satisfied that substantially all current employees of QIC have accepted or will accept employment with the Surviving Corporation.

            11.10 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the date of Closing such permits or authorizations and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including, but not limited to, compliance with applicable state and federal securities laws.

            11.11 QIC DISCLOSURE SCHEDULE. SVR shall have received the QIC Disclosure Schedule which shall be satisfactory to SVR.

        12. TERMINATION OF AGREEMENT.

            12.1 MUTUAL AGREEMENT. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

            12.2 FAILURE TO FULFILL CONDITIONS. Either SVR or QIC may terminate this Agreement if the Merger has not been consummated by April 30, 1998 (provided that the right to terminate this Agreement under this Section 12.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date). Any termination of this Agreement under this Section 12.2 shall be effective by the delivery of notice of the terminating party to the other parties hereto.

            12.3 NO LIABILITY. Any termination of this Agreement pursuant to this Section 12 shall be without further obligation or liability upon any party in favor of any other party hereto.

            12.4 EFFECT OF TERMINATION. The termination of the Agreement pursuant to this Section 12 shall terminate all sections hereof other than
Section 8.1.

        13. INDEMNIFICATION.

            13.1 SURVIVAL OF REPRESENTATIONS.

                 (a) The representations and warranties made by QIC and the Shareholders under Sections 3 and 4 hereof and the representations and warranties set forth in any certificate delivered by QIC in connection with this Agreement shall survive the Closing and shall remain in full force and effect and shall survive until the end of the Indemnification Period and shall survive thereafter only with respect to any claims made prior to the end of the Indemnification Period.

                 (b) The representations, warranties, covenants and obligations of QIC and the Shareholders, and the rights and remedies that may be exercised by the Indemnitees (as defined herein), shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

                 (c) For purposes of this Agreement, each statement or other item of information set forth in the QIC Disclosure Schedule or in any update to the QIC Disclosure Schedule accepted in writing by SVR shall be deemed to be a representation and warranty made by QIC and the Shareholders in this Agreement.

            13.2 INDEMNIFICATION BY QIC SHAREHOLDERS.

                 (a) From and after the Closing Date, the Shareholders shall be jointly and severally liable for and shall hold harmless and indemnify SVR and the Surviving Corporation (each an "Indemnitee") from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 3 or 4 hereunder or in any certificate delivered by QIC in connection with this Agreement; (ii) any breach of any covenant or obligation of QIC or the Shareholders hereunder; or (iii) any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 13 if such Indemnitee is the prevailing party in any such Legal Proceeding).

                 (b) If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) SVR shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

                 (c) No Indemnitee shall have the right to be indemnified pursuant to this Section 13 unless and until the Indemnitees together shall have incurred on a cumulative basis from and after the Closing Date aggregate Damages in an amount not less than $100,000 whereupon the Shareholders shall be obligated to indemnify against all Damages in excess of $100,000.

            13.3 NO CONTRIBUTION. The Shareholders acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation which they have in their capacity as shareholders in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement or any certificate delivered by QIC in connection with this Agreement.

            13.4 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against SVR or against any other Person) with respect to which the Shareholders or the Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this
Section 13, the procedure set forth below shall be followed.

                 (a) NOTICE. SVR shall give prompt written notice of the commencement of any such Legal Proceeding against SVR or the Surviving Corporation for which indemnity may be sought under Section 13; provided, however, that any failure on the part of SVR to so notify QIC shall not limit any of the obligations of QIC under this Section 13 unless the ability to defend such claim is materially prejudiced by such failure or delay. The Indemnification Period shall be tolled solely with respect to a particular claim for the period beginning on the date the Shareholders receive written notice of that claim until the final resolution of such claim so long as such claim is made within the Indemnification Period.

                 (b) DEFENSE OF CLAIM. The Indemnitee shall have the right to be represented by counsel of its choice and to defend or otherwise control the handling of any claim, or Legal Proceeding for which indemnity is sought. Notwithstanding the foregoing, QIC may elect to assume the defense of or otherwise control the handling of any such claim including tax audit for any year prior to Closing or Legal Proceeding for which indemnity is sought, subject to the limitations provided herein.

If the Shareholders so elect to assume the defense of any such claim or Legal
Proceeding:

                     (i) the Shareholders shall proceed to defend such claim or Legal Proceeding in a diligent manner with counsel satisfactory to the Indemnitee, and all expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Shareholders;

                     (ii) the Indemnitee shall make available to the Shareholders any non-privileged documents and materials in the possession of the Indemnitee that may be necessary to the defense of such claim or Legal Proceeding;

                     (iii) the Shareholders shall keep the Indemnitee informed of all material developments and events relating to such claim or Legal Proceeding;

                     (iv) the Indemnitee shall have the right to participate in the defense of such claim or Legal Proceeding at its sole cost and expense; and

                     (v) the Shareholders shall not settle, adjust or compromise such claim or Legal Proceeding without the prior written consent of the Indemnitee, which consent shall not be unreasonably delayed, conditioned or withheld.

If the Shareholders do not (or cannot) elect to assume the defense of any such claim or Legal Proceeding, the Indemnitee may proceed with the defense of such claim or Legal Proceeding on its own. If the Indemnitee so proceeds with the defense of any such claim or Legal Proceeding on its own:

                     (vi) all expenses relating to the defense of such claim or Legal Proceeding (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the Shareholders should a third party prevail on any such claim or Legal Proceeding;

                     (vii) the Shareholders shall make available to the Indemnitee any non-privileged documents and materials in the possession or control of the Shareholders that may be necessary to the defense of such claim or Legal Proceeding except for documents or materials which are sealed by a court order or are subject to a nondisclosure agreement prohibiting disclosure by the Shareholders;

                     (viii) the Indemnitee shall keep the Shareholders informed of all material developments and events relating to such claim or Legal Proceeding; and

                     (ix) each Shareholder shall have the right to participate in the defense of such claim or legal proceeding at its sole cost and expense; and

                     (x) the Indemnitee shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the written consent of the Shareholders; provided, however, that the Shareholders shall not unreasonably withhold such consent.

        14. MISCELLANEOUS.

            14.1 GOVERNING LAWS. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties hereby agree that any suit to enforce any provision of this Agreement or arising out of or based upon this Agreement or the business relationship between any of the parties hereto shall be brought in the United States District Court for the Northern District of California or the Superior or Municipal Court in and for the County of Santa Clara, California. Each party hereby agrees that such courts, as applicable, shall have in personam jurisdiction with respect to such party, and such party hereby submits to the personal jurisdiction of such courts.

            14.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

            14.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this

Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

            14.4 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, the documents referenced herein, and the exhibits and schedules thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

            14.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

            14.6 EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto. In the event the Merger is consummated, all legal, accounting, investment banking, brokeris and finderis fees incurred by QIC and the Shareholders in connection with the Merger up to $25,000 shall be payable by QIC at or prior to the Closing, subject to review and reasonable approval by SVR, or by SVR at or following Closing upon presentation of an adequate and appropriate bill. Any expenses in excess of such amount shall be deemed to be expenses of the Shareholders, shall be borne by the Shareholders and shall not become obligations of QIC. The Shareholders shall make arrangements satisfactory to SVR at or prior to the Closing for the satisfaction of such amounts.

            14.7 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

            14.8 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

            14.9 SURVIVAL OF AGREEMENTS. Subject to Section 13.1(a), all covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto.

            14.10 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

            14.11 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

            14.12 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been received (a) when delivered personally,
(b) when sent by confirmed telex or telecopy, (c) one (1) day following when sent by commercial overnight courier with written verification of receipt, or
(d) three (3) days following when mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 14.12.

           QIC:                           Quality IC Corporation
                                          7608 Highway 71 West
                                          Suites C & D
                                          Austin, TX 78735
                                          Attention:  James Benouis
           With copy to:                  Krause & Associates, LC
                                          327 Congress Avenue
                                          Suite 600
                                          Austin, TX 78701
                                          Attention:  J. Winston Krause
           SVR or Sub:                    Silicon Valley Research, Inc.
                                          6360 San Ignacio Avenue
                                          San Jose, CA 95119-1231
                                          Attention:  Robert Anderson

           With copy to:                  Gray Cary Ware & Freidenrich LLP
                                          400 Hamilton Avenue
                                          Palo Alto, CA 94301
                                          Facsimile:  (650) 327-3699
                                          Attention:  James M. Koshland

            14.13 TIME. Time is of the essence of this Agreement.

            14.14 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

            14.15 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 14.15.

            14.16 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

            14.17 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

            14.18 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

            14.19 ARBITRATION. Each party agrees that any dispute arising out of or relating to this Agreement shall be settled by (i) agreement of the Shareholders and SVR or (ii) arbitration in San Jose, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute.

                  (a) Compensation of Arbitrator. Any such arbitration shall be conducted before a single arbitrator who shall be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                  (b) Selection of Arbitrator. The AAA Rules for the selection of the arbitrator shall be followed by SVR and the Shareholders.

                  (c) Payment of Costs. SVR and the Shareholders shall each pay fifty percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration shall be entitled to an award of attorneysi fees and costs, and all costs of arbitration, other than those provided for above, will be paid by the losing party.

                  (d) Discovery. The parties shall be entitled to conduct discovery proceedings in accordance with the provisions of the Federal Rules of Civil Procedure, subject to any limitation imposed by the arbitrator.

                  (e) Burden of Proof. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding.

                  (f) Judgment. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by him and shall deliver such documents to each party to this Agreement along with a signed copy of the award.

                  (g) Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.






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                                       35

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


SILICON VALLEY RESEARCH, INC.                 QUALITY IC CORPORATION


By: /s/ Robert R. Anderson                    By: /s/ James O. Benouis
   -------------------------------               -------------------------------

Title: Chairman, CEO                          Title: President
      ----------------------------                  ----------------------------

QIC ACQUISITION CORPORATION                   SHAREHOLDERS:




                                              /s/ David R. Reebel
                                              ----------------------------------
By: /s/ Robert R. Anderson                    David R. Reebel
   -------------------------------

Title: Chairman, CEO                          /s/ James O. Benouis
      ----------------------------            ----------------------------------
                                              James O. Benouis





            [SIGNATURE PAGE FOR AGREEMENT AND PLAN OF REORGANIZATION]

                          REGISTRATION RIGHTS AGREEMENT


            THIS REGISTRATION RIGHTS AGREEMENT is entered into as of March 31, 1998, by and among Silicon Valley Research, Inc., a California corporation (the "Company" or "SVR"), and David R. Reebel and James O. Benouis, as the shareholders (the "Shareholders") of Quality IC Corporation, a Texas corporation ("QIC"), such Shareholders having received certain rights to register shares of SVR common stock (the "Rights Holders") to be received upon the merger (the "Merger") of QIC Acquisition Corporation, a Texas corporation and a wholly-owned subsidiary of SVR ("Sub"), with and into QIC as set forth in the Agreement and Plan of Reorganization dated March 26, 1998 (the "Merger Agreement") among SVR, QIC, Sub and the Shareholders.


                                     RECITAL

            Pursuant to the terms of the Merger Agreement, the Rights Holders and the Company desire to provide for certain registration and other rights all as set forth herein.


                                    AGREEMENT

            NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the parties agree as follows:

        1. Registration Rights.

           1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

               (a) The term "Commission" means the Securities and Exchange Commission.

               (b) The terms "Holder" or "Holders" means any person or persons to whom Registrable Securities were originally issued.

               (c) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing with the SEC a registration statement in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of the effectiveness of such registration statement.

               (d) The term "Registrable Securities" means (i) all shares of the Company's Common Stock issued in connection with the Merger, but excluding shares of the Company's Common Stock issued in the Merger that have been sold or otherwise transferred by the Shareholders who initially received such shares in the Merger; (ii) all shares of capital stock issued in lieu of any of the stock referred to in clause (i) in any reorganization, which have not been sold to the public; and (iii) all shares of capital stock issued in respect of any of the stock referred to in clauses (i) or (ii) as a result of any stock split, stock dividend, recapitalization or the like, which have not been sold to the public.

           1.2 Required Registration.

               (a) Obligation of the Company. Within one hundred twenty (120) days of the Closing Date (as defined in the Merger Agreement), the Company shall
(i) prepare and file with the Commission a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the disposition of the Registrable Securities in accordance with the intended method or methods of disposition thereof (or amend such initial registration statement to achieve the same result) and (ii) use its best efforts to cause such registration statement to be declared effective by the Commission as soon as practicable thereafter, and shall use its best efforts to effect all such other registrations, qualifications and compliances (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as would permit or facilitate the sale and distribution of all of the Registrable Securities; provided that the Company shall not be obligated to take any action to effect such registration, qualification or compliance pursuant to this subsection 1.2:

                   (i) in any particular jurisdiction in which the Company would be required to execute a general qualification or compliance unless the Company is already subject to service in such jurisdiction and except as required by the Securities Act; or

                   (ii) after the Company has effected one such registration pursuant to this subsection 1.2 and such registration has been declared or ordered effective unless the Commission issues a stop order with respect thereto.

               (b) Effectiveness; Suspension Right.

                   (i) The Company will use its best efforts to maintain the effectiveness of the registration statement and other applicable registrations, qualifications and compliances until the earlier of (A) such time as each of the Holders may sell all of the Registrable Securities held by him, her or it without registration pursuant to Rule 144 under the Securities Act within a three-month period, (B) such time as all of the Registrable Securities have been sold by the Holders or (C) one year after the closing of the Merger (the "Registration Effective Period"), and from time to time will amend or supplement the registration statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any applicable state securities statute or regulation, subject to the following limitations and qualifications.

                   (ii) Following the date the registration statement is first declared effective, the Holders will be permitted, subject to the Suspension Right (as defined in paragraph (iii) below), to offer and sell Registerable Securities during the Registration Effective Period in the manner described in the registration statement provided that the registration statement remains effective and has not been suspended.

                   (iii) Notwithstanding any other provision of this Section 1.2, the Company shall have the right to require that all Holders suspend further open market offers and sales of Registerable Securities whenever, and for so long as, in the reasonable judgment of the Company after consultation with counsel the Company possesses or the Company is aware another party possesses material undisclosed information with respect to the Company or the Company has knowledge of or the Company is aware of another party which has knowledge of events involving the Company (the "Suspension Right"). In the event the Company exercises the Suspension Right, such suspension will continue for the period of time necessary for disclosure to occur at a time that is not detrimental to the Company and its stockholders (including the Shareholders after the closing of the Merger) or until such time as the information or event is no longer material, each as determined in good faith by the Company after consultation with counsel. The Company will promptly give the Holders notice of any such suspension and will use all reasonable efforts to minimize the length of the suspension.

               (c) Expenses. The costs and expenses to be borne by the Company for purposes of this Section 1.2 shall include, without limitation, printing expenses, legal fees and disbursements of counsel for the Company, "blue sky" expenses, accounting fees and filing fees, but shall not include underwriting commissions or similar charges, legal fees and disbursements of counsel for the selling Holders.

           1.3 Indemnification.

               (a) The Company will indemnify each Holder, each of its officers and directors and partners, and each person controlling such person within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) by the Company of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance pursuant to the Securities Act or any state securities laws, rules or regulations, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable to any such person in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission (or alleged untrue statement or omission), made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein or the preparation thereby.

               (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holder, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein or the preparation thereby.

               (c) Each party entitled to indemnification under this Section 1.3 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

               (d) To the extent that the indemnification provided for in this
Section 1.3 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

           1.4 Rule 144 Reporting. With a view to making available to Holders the benefits of Rule 144 promulgated by the Commission under the Securities Act, the Company agrees to use its best efforts to:

               (a) make and keep adequate current public information with respect to the Company available, as those terms are used in Rule 144 under the Securities Act, at all times after the Closing Date (as defined in the Merger Agreement);

               (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

               (c) furnish to Holders promptly upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as any Holder may reasonably request in order to permit such Holder to avail itself of any rule or regulation of the Commission allowing such Holder to sell its Company Common Stock without registration.

           1.5 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may not be assigned by a Holder.

        2. General.

           2.1 Waivers and Amendments. With the written consent of the record or beneficial holders of at least a majority of the Registrable Securities, the obligations of the Company and the rights of the Holders of the Registrable Securities under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board of Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such modification, amendment or waiver shall reduce the aforesaid percentage of Registrable Securities without the consent of all of the Holders of the Registrable Securities. Upon the effectuation of each such waiver, consent, agreement of amendment or modification, the Company shall promptly give written notice thereof to the record holders of the Registrable Securities who have not previously consented thereto in writing. This Agreement or any provision hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 2.1.

           2.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

           2.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

           2.4 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and this Agreement shall supersede and cancel all prior agreements between the parties hereto with regard to the subject matter hereof.

           2.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be effective upon personal delivery or three (3) business days after mailing by first class mail, postage prepaid, certified or registered mail, return receipt requested, addressed (a) if to any Holder, at such Holder's address listed on the signature page to this Agreement, or at such other address as such Holder shall have furnished to the Company in writing, or (b) if to the Company, at 6360 San Ignacio Avenue, San Jose, California 95119-1231, Attention: Robert Anderson or at such other address as the Company shall have furnished to the Holder in writing.

           2.6 Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

           2.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

           2.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.










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                                       7

           IN WITNESS WHEREOF, the parties hereby have executed this Agreement on the date first above written.


                                     COMPANY:

                                     SILICON VALLEY RESEARCH, INC.



                                     By: /s/ Robert R. Anderson
                                        ----------------------------------------

                                     Its:  Chairman and Chief Executive Officer


                                     RIGHTS HOLDERS:



                                     /s/ David R. Reebel
                                     -------------------------------------------
                                     David R. Reebel

                                     Address:

                                     -------------------------------------------

                                     -------------------------------------------

                                     -------------------------------------------

                                     /s/ James O. Benouis
                                     -------------------------------------------
                                     James O. Benouis

                                     Address:

                                     -------------------------------------------

                                     -------------------------------------------

                                     -------------------------------------------





                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]


                                       8